UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2008

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2008,  TXP Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Yorkville Advisors, LLC, on its behalf and as Investment Manager to YA Global Investments, L.P. (collectively, “Yorkville”), pursuant to which the Company agreed to redeem, without a redemption premium, all outstanding convertible notes and convertible debentures issued by the Company to Yorkville, and any other term loans which have been issued by Yorkville to the Company (collectively, the “Debt”) in an amount equal to the outstanding principal amount of the Debt plus accrued and unpaid interest as follows: (i) the Company shall pay to Yorkville $7,500,000 (the “Partial Redemption”) upon the consummation of a financing (the “Financing”) by the Company for up to $15,000,000 in gross proceeds to be completed within 100 days from the date of the Agreement; and (ii) the remaining principal amount and accrued interest shall be exchanged for a non-convertible 2-year promissory note paying interest at 10% per annum, which shall be subordinate to any account receivables, account payables and inventory financings which the Company may in the future consummate. In addition, Yorkville agreed to relinquish all warrant issuance rights tied to the redemption of any Debt instruments.

Under the Agreement, Yorkville will retain its existing 9,616,681 shares of the Company’s common stock (the “Existing Shares”); provided that, effective upon receipt of the Partial Redemption from the Company, Yorkville agreed to limit its sales of the Existing Shares on a daily basis to no more than that number of shares equal to the trailing 60-day average daily volume of the Company’s common stock. Notwithstanding the foregoing, Yorkville may sell portions of the Existing Shares in block trades of 500,000 shares or larger.

In addition, upon receipt of the Partial Redemption from the Company, Yorkville will relinquish 10,850,000 of its 20,850,000 warrants to purchase shares of the Company’s common stock at an exercise price equal to $0.20 per share, which shall be cancelled by the Company upon their return. The Company will adjust the exercise prices of the remaining 10,000,000 warrants to the lower of (i) $0.10, or (ii) the same price as the lowest conversion price, conversion ratio, or exercise price of the securities issued by the Company in the Financing. Yorkville will permanently waive all remaining anti-dilution provisions on the remaining 10,000,000 warrants; provided that, it shall be entitled to anti-dilution and reset provisions consistent with those contained in the securities issued in the Financing.

Moreover, Yorkville will relinquish all of its rights of first refusal on future financing transactions of the Company previously granted to Yorkville pursuant to all prior financing agreements entered into with the Company; provided that, Yorkville will retain a right of participation proportionate with its equity position in the Company on future financing transactions but will waive such right in connection with the Financing. Yorkville will also relinquish all of its registration rights and rights to liquidated damages previously granted to Yorkville pursuant to all prior financing agreements entered into with the Company.

In connection with that certain 5-year option to purchase an aggregate of 35,000,000 shares of common stock of the Company beneficially owned by Michael Shores (the “Option”) which was granted by Mr. Shores to Yorkville on May 29, 2008, Yorkville agrees that, provided no event of default has occurred under the financing arrangements entered into between Yorkville to the Company, Yorkville will refrain from exercising any shares underlying the Option for a period of 100 days from the date of the Agreement (the “Expiration Date”). So long as the Company completes the Financing on or before the Expiration Date and pays the Partial Redemption, Yorkville shall return the Option to Mr. Shores, which Option will be cancelled, and simultaneously the Company shall issue to Yorkville 11,000,000 restricted shares of common stock.

The consummation of all of the transactions contemplated by the Agreement are subject to the consummation of the Financing by the Company. There can be no assurance that the Financing or the transactions contemplated by the Agreement will be completed.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
10.1	Letter Agreement dated as of August 20, 2008 by and between Yorkville Advisors, LLC, on its behalf and as Investment Manager to YA Global Investments, L.P.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: August 22, 2008	By:	/s/ Michael C. Shores
Michael C. Shores
Chief Executive Officer